Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

We refer to our report entitled "Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor" dated March 21, 2011 evaluating the reserves attributable to Sonde Resources Corp. (the "Company") as of December 31, 2010 (the "Report").

We hereby consent to references to our name and to the Report in the Company's Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We also confirm that we have read the Annual Information Form included in the Annual Report on Form 40-F and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the Report or that are within our knowledge as a result of the services we performed in connection with the Report.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ John H. Stilling
John H. Stilling, P. Eng.
Vice-President

Calgary, Alberta
March 25, 2011